EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form S-1 of our report dated December 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements of Forza X1, Inc. as of and for the eleven months ended November 30, 2021. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

December 23, 2021